Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Isolagen, Inc.

Exton, PA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 14, 2005, relating to the consolidated financial statements of Isolagen, Inc. and our report dated April 27, 2005, relating to the effectiveness of Isolagen, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K and Form 10K/A for the year ended December 31, 2004.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Houston, Texas

February 13, 2006